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                                                                      EXHIBIT 99

Mace Security International, Inc.
1000 Crawford Place, Suite 400
Mt. Laurel, NJ 08054
(856) 778-2300
www.mace.com

For Immediate Release
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                  MACE SECURITY INTERNATIONAL, INC. ANNOUNCES
                      COMPLETION OF TWO MAJOR ACQUISITIONS

Mount Laurel, New Jersey, September 9, 1999 -- Mace Security International, Inc.
(MSI) (Nasdaq: MACE) today announced the completion of the previously announced acquisitions of Eager Beaver Car Wash and Hanna Car Wash, operators of five car washes in Florida and one car wash in Texas, respectively. On a combined basis, these washes add approximately $5,000,000 in annualized revenue to MSI's existing operation. The Company now owns and operates 58 car washes throughout the United States and has a present annualized run rate of approximately $57 million.

Eager Beaver Car Wash operates five full service car washes on the West Coast of Florida. The car washes provide washing and waxing, and contain professional detail centers and self-service bays. Eager Beaver represents MSI's first car wash chain in the southeast region of the United States.

Hanna Car Wash is a "tuck-in" acquisition which strengthens the Company's market presence in Lubbock, Texas. Hanna is a full service car wash that provides washing, waxing, gasoline and detailing. MSI is the largest operator of car washes in Lubbock.

"The consummation of these transactions are very important to MSI because of their geographical location. Eager Beaver is the foundation of our strategy to aggressively penetrate into the southeast region," said Louis D. Paolino, Jr., CEO and Chairman of MSI. "Eager Beaver's previous owner, Ken Bachman, who has over 20 years experience, is well known and well respected in the car wash industry. He will join MSI and become a key member of our acquisition team."

Mace Security International, Inc. is a provider of car care services which owns and operates numerous car washes nationwide. The Company is also a leading producer of less lethal defense sprays for the consumer market and a marketer of consumer safety and security products.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties, including but not limitation, risks relating to the financial outcomes of the planned business and growth strategies, that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.
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